PROSPECTUS	Pricing Supplement No. 3611
Dated September 5, 2000	Dated December 13, 2000
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 7, 2000	No.'s 333-87367 and 333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: December 13, 2000

Settlement Date (Original Issue Date): December 28, 2000

Maturity Date: December 28, 2015

Principal Amount (in Specified Currency): USD 25,000,000

Price to Public (Issue Price): 100%

Agent's Discount or Commission: 1.25%

Net Proceeds to Issuer: 24,687,500

Interest Rate Per Annum: 7.00%

Interest Payment Date(s):

X Monthly, on the 28th day of each month, commencing January 28, 2001 (with respect to the period from and including December 28, 2000 to but excluding January 28, 2000) and on the Maturity Date.

___ Other:

Form of Notes:

X DTC registered ___ non-DTC registered

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 3611
Dated December 13, 2000
Rule 424(b)(3)-Registration Statement
No.'s 333-87367 and 333-40880

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: December 28, 2001, and on each Interest Payment Date thereafter

(See "Additional Terms Optional Redemption below")

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Terms:

Optional Redemption.

The Company may at its option elect to redeem the Notes in whole or in part on December 28, 2001 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date. In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date.
(Fixed Rate)
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Pricing Supplement No. 3611
Dated December 13, 2000
Rule 424(b)(3)-Registration Statement
No.'s 333-87367 and 333-40880

Additional Information:

General.

At September 30, 2000, the Company had outstanding indebtedness totaling $189.922 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2000 excluding subordinated notes payable after one year was equal to $189.224 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
			Year Ended December 31,		Nine Months ended September 30, 2000
1995	1996	1997	1998	1999
1.51	1.53	1.48	1.50	1.60	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Salomon Smith Barney (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 1.25% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.